Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2012 in this Registration Statement (Form S-4) and related Prospectus of Green Field Energy Services, Inc. for the registration of $250,000,000 13% Senior Secured Notes due 2016.

/s/ Ernst & Young, LLP

New Orleans, Louisiana

May 11, 2012